UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2021

HILLENBRAND, INC.

(Exact Name of Registrant as Specified in Charter)

Indiana	1-33794	26-1342272
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Batesville Boulevard
Batesville, Indiana	47006
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code:   (812) 934-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, without par value	HI	New York Stock Exchange

Indicate by the check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously reported, in May 2020, Hillenbrand, Inc. (the “Company”) took proactive measures to maintain financial flexibility during the COVID-19 pandemic, including amending the Third Amended and Restated Credit Agreement, dated as of August 28, 2019 (as amended from time to time prior to the date hereof, the “Existing Credit Agreement”), among the Company, as a borrower, the subsidiary borrowers party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders (the “Agent”) to make the Company’s maximum leverage ratio financial covenant less restrictive in exchange for adjusted pricing and certain additional conditions and covenants.

On June 14, 2021, the Company and the subsidiary borrowers party to the Existing Credit Agreement entered into Amendment No. 6 (the “Sixth Amendment”) to the Existing Credit Agreement (as amended by the Sixth Amendment, the “Credit Agreement”), to, among other things, amend certain provisions implemented in May 2020 in response to the COVID-19 pandemic, namely to:

(i)	adjust the maximum permitted leverage ratio to 3.50 to 1.00 for the fiscal quarter ending June 30, 2021 and each fiscal quarter ending thereafter and permit the Company to increase the maximum permitted leverage ratio to 4.00 to 1.00 for 3 consecutive fiscal quarters following certain acquisitions involving payment by the Company or its Subsidiaries in excess of $75,000,000, subject to certain exceptions;

(ii)	decrease the applicable margin (the “Applicable Rate”) paid on revolving loans at the pricing level applicable if the leverage ratio equals or exceeds 3.00 to 1.00 as of the last day of any fiscal quarter;

(iii)	remove additional pricing levels previously added to the Applicable Rate if the leverage ratio equals or exceeds 4.00 to 1.00 as of the last day of any fiscal quarter;

(iv)	decrease the interest rate floor for the Alternate Base Rate to 1.00% and for the CDOR Screen Rate and the LIBO Screen Rate (each as defined in the Credit Agreement) to 0.00%;

(v)	remove the condition to each borrowing under the revolving facility that, subject to certain exceptions, the amount of cash or cash equivalents on the Company’s balance sheet not exceed $350 million; and

(vi)	remove certain restrictions on the Company’s ability to make restricted payments and grant liens on the Company’s assets which would have otherwise been in effect through January 1, 2022.

The Sixth Amendment also amends the Existing Credit Agreement to, among other things:

(i)	include customary benchmark replacement language relating to future unavailability of certain interest rates, including the LIBO Rate (as defined in the Credit Agreement);

(ii)	provide that borrowings under the Credit Agreement may bear interest (A) if denominated in US Dollars, at the LIBO Rate or the Alternate Base Rate (as defined in the Credit Agreement) at the Company’s option, (B) if denominated in Japanese Yen, Canadian Dollars or Euros, at rates based on the rates offered for deposits in the applicable interbank markets for such currencies and (C) if denominated in Pounds Sterling or Swiss Francs, at SONIA and

SARON, respectively (each as defined in the Credit Agreement), plus, in each case, the Applicable Rate; and

(iii)	include provisions governing erroneous payments made by the Agent to lenders party to the Credit Agreement.

The foregoing description of the Sixth Amendment is a general description and is qualified in its entirety by reference to the Sixth Amendment filed as Exhibit 10.1 hereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description of Exhibit

10.1	Amendment No. 6 to Third Amended and Restated Credit Agreement, dated as of June 14, 2021, among Hillenbrand, Inc., as a borrower, the subsidiary borrowers party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 14, 2021	HILLENBRAND, INC.

	By:	/s/ Nicholas R. Farrell
	Name:	Nicholas R. Farrell
	Title:	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer